Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Simon Bowman, ext. 3645	February 3, 2014
Shelly Oates, ext. 3202

UGI Reports Strong First Quarter Earnings, Adjusted Net Income up 22%

VALLEY FORGE, Pa., February 3 - UGI Corporation (NYSE: UGI) today reported net income attributable to UGI, in accordance with GAAP, of $122.0 million, or $1.05 per diluted share, for the first quarter of fiscal 2014 ended December 31, 2013, compared to $102.5 million, or $0.90 per diluted share, for the first quarter of fiscal 2013.

UGI Corporation reported adjusted net income attributable to UGI of $123.5 million, or $1.06 per diluted share, for the first quarter of fiscal 2014, compared to $101.2 million, or $0.88 per diluted share, for the prior-year period. The increase in adjusted net income attributable to UGI was primarily the result of colder weather at our domestic business units. Adjusted net income attributable to UGI excludes the impact of mark-to-market changes in Midstream & Marketing’s commodity hedging instruments and the retroactive effects of changes in French tax legislation enacted in the first fiscal quarter of 2014.

John L. Walsh, president and chief executive officer of UGI, said, “We are very pleased with the strong performance of our businesses this quarter. We benefited not only from a colder-than-normal winter in most of our operating territories, but also from the strategic investments that we’ve made over the last few years. Our Gas Utility continued to outperform as weather was colder-than-normal and underlying demand strengthened due to the significant number of new customer additions over the past few years. UGI’s Midstream & Marketing business performance reflected the contributions from our major capital projects executed in recent years and the colder winter weather that created numerous capacity management opportunities, benefited our electric generation business, and drove increased demand for LNG. AmeriGas saw the benefits of a colder-than-normal winter and the business continues to benefit from the Heritage Propane integration. Additionally, AmeriGas’s cylinder exchange and national accounts programs continue to grow faster than anticipated. UGI International experienced warmer-than-normal weather, but this was offset by incremental earnings from the BP Poland acquisition that was completed late last year.”

Walsh continued, “Based upon our results to date and our assessment of business conditions for the remainder of the fiscal year, we continue to expect to report adjusted earnings in the range of $2.60 to $2.70 per diluted share for fiscal 2014.”

Segment Performance (Millions, except where otherwise indicated)
AmeriGas Propane:

For the three months ended ended December 31,	2013	2012	Increase (decrease)
Revenues	$1,045.8	$871.9	$173.9	19.9%
Total margin (a)	$463.1	$422.6	$40.5	9.6%
Operating and administrative expenses	$237.6	$243.5	$(5.9)	(2.4)%
Partnership EBITDA	$230.2	$185.9	$44.3	23.8%
Operating income	$179.7	$137.3	$42.4	30.9%
Retail gallons sold	374.1	350.7	23.4	6.7%
Degree days - % colder (warmer) than normal	3.8%	(9.0)%
Capital expenditures	$23.3	$26.5	$(3.2)	(12.1)%

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UGI Reports Strong First Quarter Earnings, Adjusted Net Income up 22%	Page 2

•	Weather for the current-year period was 3.8% colder than normal and 14.0% colder than the prior year.

•	The increase in retail gallons sold primarily reflects the colder-than-normal temperatures, and, to a lesser extent, growth in AmeriGas’s national accounts and cylinder exchange programs.

•	Revenues increased primarily due to higher average selling prices, largely the result of higher propane product costs, and higher retail volumes sold.

•	The average wholesale cost of propane at Mont Belvieu, Texas for the current quarter was approximately 35% higher than the average cost in the same period last year.

•	Total margin increased due to the increase in retail volumes sold and slightly higher average retail unit margins.

•
Operating and administrative expenses decreased due primarily to the absence of transition expenses incurred in the prior year period associated with Heritage Propane and the impact of synergies from the integration of Heritage Propane.

•	Operating income increased primarily reflecting the higher total margin and lower operating expenses partially offset by higher depreciation and amortization expense ($2.2 million).
UGI International:

For the three months ended ended December 31,	2013	2012	Increase (decrease)
Revenues	$718.6	$664.9	$53.7	8.1%
Total margin (a)	$204.4	$190.1	$14.3	7.5%
Operating and administrative expenses	$126.6	$113.9	$12.7	11.2%
Operating income	$56.9	$57.8	$(0.9)	(1.6)%
Income before income taxes	$49.2	$50.0	$(0.8)	(1.6)%
Retail gallons sold	185.1	172.8	12.3	7.1%
Degree days - % (warmer) than normal:
Antargaz	(7.2)%	(7.7)%
Flaga	(12.9)%	(3.2)%
Capital expenditures	$14.4	$14.4	$—	0.0%

•
Weather in France was warmer than normal and approximately the same as the prior-year period while weather in Flaga’s operating territory was much warmer than normal and warmer than the prior-year period.

•
Retail gallons sold increased reflecting incremental retail gallons associated with the acquisition of BP Poland, acquired by Flaga in September 2013, partially offset by the effects of the warmer weather.

•	Revenues increased principally reflecting the BP Poland acquisition and greater natural gas marketing revenues at Antargaz ($18.7 million).

•
Average wholesale propane prices in Northwest Europe were approximately 15% lower than in the prior-year period while average wholesale butane prices were approximately 3% lower than the prior-year period.

•
Total margin increased principally reflecting higher total margin at Flaga ($8.0 million) due in large part to the effects of the BP Poland acquisition, higher total margin at AvantiGas ($2.9 million) reflecting higher average unit margins, and higher natural gas marketing margin at Antargaz.

•
Operating and administrative expenses increased due to higher costs at Antargaz including higher repair and maintenance expenses and expenses associated with BP Poland operations (including $0.4 million of integration costs).

•
Operating income and income before income taxes were slightly lower than the prior-year period due to the higher operating expenses and greater depreciation substantially offset by the higher total margin.

•	The average euro-to-dollar translation rate for the current quarter was approximately $1.36 compared with $1.30 for the prior-year period.

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UGI Reports Strong First Quarter Earnings, Adjusted Net Income up 22%	Page 3

Gas Utility:

For the three months ended ended December 31,	2013	2012	Increase (decrease)
Revenues	$271.6	$248.3	$23.3	9.4%
Total margin (a)	$136.1	$124.7	$11.4	9.1%
Operating and administrative expenses	$38.6	$40.6	$(2.0)	(4.9)%
Operating income	$82.1	$69.8	$12.3	17.6%
Income before income taxes	$73.7	$60.2	$13.5	22.4%
System throughput - billions of cubic feet (“bcf”)
Core market	24.1	21.8	2.3	10.6%
Total	56.7	54.0	2.7	5.0%
Degree days - % colder (warmer) than normal	3.0%	(3.6)%
Capital expenditures	$32.9	$28.5	$4.4	15.4%

•	Weather during the quarter was colder than normal and 6.9% colder than the prior-year period.

•	Total system throughput increased from the prior year due to increased throughput to core market customers.

•	Revenue increased due to higher revenue from core market customers and, to a much lesser extent, higher revenues from large firm delivery service customers on higher throughput.

•	Total margin increased principally reflecting higher core market total margin ($8.0 million) and greater large firm delivery service total margin ($3.2 million).

•
Operating income increased due to the increase in total margin and, to a much lesser extent, a decrease in operating and administrative expenses which includes, among other things, lower pension and benefits expenses.

•	The increase in income before income taxes reflects the greater operating income and lower interest expense principally reflecting lower average interest rates.

•	Capital expenditures increased primarily due to increased pipeline replacement and system improvement capital expenditure.
Midstream & Marketing:

For the three months ended ended December 31,	2013	2012	Increase
Revenues	$289.0	$241.9	$47.1	19.5%
Total margin (a)	$55.8	$43.6	$12.2	28.0%
Operating and administrative expenses	$14.2	$13.5	$0.7	5.2%
Operating income	$36.2	$25.9	$10.3	39.8%
Income before income taxes	$35.2	$24.9	$10.3	41.4%
Capital expenditures	$31.0	$20.3	$10.7	52.7%

•
Revenue increased primarily reflecting higher natural gas revenues ($42.1 million) principally from greater natural gas volumes and, to a much lesser extent, higher capacity management revenues ($6.2 million) and greater Electric Generation revenues ($5.9 million).

•
Total margin increased $12.2 million reflecting higher margin from capacity management, natural gas gathering, Electric Generation and peaking activities partially offset by lower retail power total margin.

•	Operating income and income before income taxes increased due to the previously mentioned increase in total margin partially offset by higher operating and depreciation expenses.

•	Capital expenditures increased due principally to the Auburn II project.

(a)	Total margin represents total revenues less total cost of sales.

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UGI Reports Strong First Quarter Earnings, Adjusted Net Income up 22%	Page 4

Income Taxes
Our consolidated effective tax rate for the first fiscal quarter of 2014 was higher than in the prior-year period. The higher consolidated tax rate reflects the effects of new tax legislation in France enacted in December 2013 that, among other things, limits retroactive to fiscal 2013, Antargaz’ ability to deduct for income tax purposes interest expense on certain intercompany debt. Income taxes for the first quarter of fiscal 2014 include $5.7 million related to the retroactive provision of the new French tax law.

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation's largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss first quarter earnings and other current activities at 9:00 AM ET on Tuesday, February 4, 2014. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on February 4 through 11:59 pm on February 10. The replay may be accessed at 1-855-859-2056, conference ID 30394005 and International access 1-404-537-3406, conference ID 30394005.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-02	###	2/3/2014

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues:
AmeriGas Propane	$1,045.8	$871.9	$3,342.7	$3,113.0
UGI International	718.6	664.9	2,232.9	2,092.7
Gas Utility	271.6	248.3	862.3	778.7
Midstream & Marketing	289.0	241.9	1,084.7	856.8
Corporate & Other (a)	(9.1)	(8.3)	(30.7)	12.0
Total revenues	$2,315.9	$2,018.7	$7,491.9	$6,853.2
Operating income:
AmeriGas Propane	$179.7	$137.3	$436.8	$249.5
UGI International	56.9	57.8	146.1	128.0
Gas Utility	82.1	69.8	208.8	182.7
Midstream & Marketing	36.2	25.9	100.3	69.3
Corporate & Other (a)	8.8	3.4	8.6	37.9
Total operating income	363.7	294.2	900.6	667.4
Loss from equity investees	0.0	0.0	(0.4)	(0.2)
Loss on extinguishments of debt	0.0	0.0	0.0	(13.3)
Interest expense:
AmeriGas Propane	(41.6)	(42.4)	(165.8)	(167.4)
UGI International	(7.7)	(7.7)	(30.4)	(31.1)
Gas Utility	(8.4)	(9.6)	(36.2)	(39.6)
Midstream & Marketing	(1.0)	(1.0)	(3.2)	(4.7)
Corporate & Other, net (a)	(0.6)	(0.8)	(2.5)	(3.1)
Total interest expense	(59.3)	(61.5)	(238.1)	(245.9)
Income before income taxes	304.4	232.7	662.1	408.0
Income tax expense	(86.9)	(64.9)	(184.8)	(138.5)
Net income	217.5	167.8	477.3	269.5
Deduct net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	(95.5)	(65.3)	(179.7)	(31.7)
Net income attributable to UGI Corporation	$122.0	$102.5	$297.6	$237.8
Earnings per share attributable to UGI shareholders:
Basic	$1.06	$0.91	$2.60	$2.11
Diluted	$1.05	$0.90	$2.56	$2.09
Average common shares outstanding (thousands):
Basic	114,825	113,136	114,352	112,806
Diluted	116,470	114,490	116,043	113,836
Supplemental information:
Net income attributable to UGI Corporation:
AmeriGas Propane	$25.5	$17.6	$55.4	$21.8
UGI International	27.4	35.5	74.6	69.7
Gas Utility	43.4	35.5	102.2	86.0
Midstream & Marketing	22.0	15.0	59.5	40.4
Corporate & Other (a)	3.7	(1.1)	5.9	19.9
Total net income attributable to UGI Corporation	$122.0	$102.5	$297.6	$237.8
(a) Corporate & Other includes, among other things, the elimination of certain intercompany transactions, changes in the fair values of Midstream & Marketing’s unsettled commodity derivative instruments and gains and losses on settled commodity derivative instruments not associated with current period transactions and consolidated effective tax rate adjustments.

(continued)

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)
(continued)

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

Management uses "adjusted net income attributable to UGI" and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. Adjusted net income attributable to UGI is net income attributable to UGI excluding (i) changes in the fair values of Midstream & Marketing's unsettled commodity derivative instruments as well as gains and losses on settled commodity derivative instruments not associated with current period transactions and (ii) those items that management regards as highly unusual in nature and not expected to recur. Midstream & Marketing accounts for commodity derivative instruments at fair value with changes in fair value included in earnings as a component of cost of sales or revenues. Volatility in net income at UGI can occur as a result of changes in the fair values of Midstream & Marketing's unsettled commodity derivative instruments as well as timing differences between the settlement of commodity derivative instruments and the income statement impact of the purchase or sale of the associated commodity.

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures. Management believes that these non-GAAP measures provide meaningful information to investors about UGI's performance because they eliminate the impact of (i) changes in the fair values of Midstream & Marketing's unsettled commodity derivative instruments as well as gains and losses on settled commodity derivative instruments not associated with current period transactions that are required, under GAAP, to be recorded in current period earnings but are economic hedges of the related commodity transactions and (ii) those items that management regards as highly unusual in nature and not expected to recur.

The following table reconciles consolidated net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI, and reconciles diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Adjusted net income attributable to UGI Corporation:
Net income attributable to UGI Corporation	$122.0	$102.5	$297.6	$237.8
Adjust: Net unrealized (gains) losses on Midstream &
Marketing's unsettled commodity derivative instruments	(3.0)	1.1	(4.2)	(14.8)
Adjust: Net (gains) losses on certain Midstream
& Marketing settled commodity derivative instruments	(1.2)	(2.4)	(3.0)	(4.8)
Adjust: Retroactive impact of change in French
tax law	5.7	0.0	5.7	0.0
Adjusted net income attributable to UGI Corporation	$123.5	$101.2	$296.1	$218.2

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Adjusted diluted earnings per share:
UGI Corporation earnings per share - diluted	$1.05	$0.90	$2.56	$2.09
Adjust: Net unrealized (gains) losses on Midstream &
Marketing's unsettled commodity derivative instruments	(0.03)	0.01	(0.04)	(0.13)
Adjust: Net (gains) losses on certain Midstream &
Marketing settled commodity derivative instruments (1)	(0.01)	(0.03)	(0.02)	(0.04)
Adjust: Retroactive impact of change in French
tax law	0.05	0.0	0.05	0.0
Adjusted diluted earnings per share	$1.06	$0.88	$2.55	$1.92
(1) Includes the impact of rounding.